Contacts:
Nancy Dussault Smith Media Relations iRobot Corp. (781) 418-3323 ndussault@irobot.com	Elise Caffrey Investor Relations iRobot Corp. (781) 418-3003 ecaffrey@irobot.com

iRobot Prevails in Lawsuits Against Robotic FX

Company settles all disputes with former employee

BURLINGTON, Mass., Dec. 21, 2007 – iRobot Corp. (Nasdaq: IRBT) today announced that federal courts in Massachusetts and Alabama have entered judgments in favor of iRobot and all disputes with former employee Jameel Ahed and his company, Robotic FX, Inc., have been settled. In August, iRobot filed two lawsuits against Ahed and Robotic FX: the Alabama action was for patent infringement, and the Massachusetts action was for trade secret misappropriation.

In the patent infringement suit against Robotic FX for its Negotiator robot, the U.S. District Court for the District of Northern Alabama entered a judgment that Robotic FX knowingly infringed on both asserted patents. Similarly, the U.S. District Court for the District of Massachusetts ruled that Ahed and Robotic FX misappropriated iRobot’s proprietary and confidential information, violated fair trade practices and destroyed evidence. The Massachusetts court also made permanent an injunction that had been preliminarily ordered last month against the sale of products using certain iRobot trade secrets, including the Robotic FX Negotiator product.

“The judgments validate our strong intellectual property position and the value of our IP,” said Helen Greiner, chairman of iRobot. “We are proud to deliver our reliable field-proven robots to aid our warfighters in their dangerous missions.”

In a related settlement, Robotic FX will be dissolved and certain residual assets retained by iRobot at iRobot’s election. Ahed is prohibited from participating in competitive activities in the robotics industry for five years.

iRobot’s cumulative litigation and settlement-related expenditures associated with this dispute are expected to total approximately $2.9 million.

About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE™ Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corporation’s expectations concerning management’s forecast of financial performance, estimates of expenses and management’s plans, objectives and strategies.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things: competition and our ability to protect our intellectual property and other proprietary rights Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K

# # #